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                                                                   EXHIBIT 10.11


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of September 7, 1999, is by and between ZALE CORPORATION, a Delaware corporation ("Company"), and ROBERT J. DINICOLA ("Executive").

          WHEREAS, Executive and Company are parties to that certain Employment Agreement, dated as of August 1, 1997, as amended by that certain Amendment to Employment Agreement, dated as of October 8, 1998 (the "Existing Agreement"); and

          WHEREAS, Executive and Company desire to amend and restate the Existing Agreement in its entirety as set forth below.

          NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Employment. Executive agrees to enter into the continued employment of the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. Executive agrees during the term of this Agreement to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.

               Executive's job title will be Chairman of the Board and his duties will be those as are designated by the Board of Directors of the Company ("Board"), consistent with the position of Chairman of the Board. Executive further agrees to serve, without additional compensation, as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest, provided, however, that (a) the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company's Certificate of Incorporation, By-laws and applicable Delaware law, and (b) such other position shall not materially detract from the responsibilities of Executive pursuant to this
Section 1 or his ability to perform such responsibilities.

          2.   Compensation.

               (a) Base Salary. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual base salary of not less than $750,000 payable semi-monthly ("Base Salary"). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Board or an authorized Committee or representative thereof.

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               (b)  Incentive Bonus. Executive's incentive compensation program for the term of this Agreement shall be determined under the Company's Executive Bonus Program, established by the Board in its discretion. Executive is eligible to receive up to 50% of his Base Salary in accordance with the terms and conditions of the Executive Bonus Program.

               (c) Vacation. Executive shall be entitled to a reasonable vacation of not less than 5 weeks each year of the term.

               (d) Executive Perquisites. Executive shall be entitled to receive such executive perquisites and fringe benefits as are provided to the senior most executives and their families under any of the Company's plans and/or programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families.

               (e) Club Membership. The Company shall pay all fees for membership by Executive in a club of his choice, together with the dues therefor for use by Executive for conferences, meetings and entertainment within the scope of his employment.

               (f) Tax Withholding. The Company has the right to deduct from any compensation payable to Executive under this Agreement social security
(FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

               (g) Life Insurance. In addition to the Company's group life insurance coverage, the Company shall provide Executive with additional life insurance coverage in the amount of $2,000,000.

               (h) Medical Insurance. In addition to the Company's group medical insurance coverage and/or Executive Medical Insurance Plan ("Medical Plans"), the Company shall reimburse Executive for all additional medical expenses incurred by Executive which are defined as reimbursable under the Company's Medical Plans.

               (i) Expense Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the course of performing his duties hereunder, including but not limited to reasonable travel expenses for Executive and his spouse. As a condition to such payment or reimbursement, however, Executive shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

     3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 hereof, the term of this Agreement shall commence as of the date hereof and shall continue for an initial period of two (2) years. At the end of each year during the term, the term of this Agreement shall be automatically renewed and extended for a period of one
(1) year, unless either party hereto delivers written notice otherwise to the other party at least ninety (90) days prior to the end of such year.


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     4.   Termination. Notwithstanding the provisions of Section 3 hereof, but subject to the provisions of Section 5 hereof, this Agreement (and Executive's employment hereunder) shall terminate as follows:

          (a) Death. This Agreement shall terminate upon the death of Executive; provided, however, that the Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to Executive's estate for a period of twelve (12) months after the date of Executive's death.

          (b) Termination for Cause. The Company may terminate this Agreement at any time for "Cause" (as hereinafter defined) by delivering a written termination notice to Executive. For purposes of this Agreement, "Cause" shall mean any of: (i) Executive's conviction of a felony or a crime involving moral turpitude; (ii) Executive commits an act constituting fraud, deceit or material misrepresentation with respect to the Company; (iii) Executive embezzles funds or assets from the Company; (iv) Executive becomes addicted to any alcoholic, controlled or illegal substance or drug; (v) Executive commits any act or omission which would give the Company the right to terminate Executive's employment under applicable law; or (vi) Executive fails to correct or cure any material breach of or default under this Agreement within ten (10) days after receiving written notice of such breach or default from the Company.

          (c) Termination Without Cause. The Company may terminate this Agreement at any time by delivering a written termination notice to Executive.

          (d) Termination by Executive. Executive may terminate this Agreement at any time by delivering ninety (90) days prior written notice to the Company; provided, however, that the terms, conditions and benefits specified in Section 5 hereof shall apply or be payable to Executive if such termination occurs for any of the following reasons:

               (i) the assignment to the Executive by the Company of duties inconsistent with, or the reduction of the powers and functions associated with, Executive's position, duties, responsibilities and status with the Company or an adverse change in Executive's title or office, unless such action is the result of Executive's failure to meet preestablished and objective performance criteria or termination of employment for Disability or Cause;

               (ii) any material breach by the Company of any provision of this Agreement; or

               (iii) Executive elects to retire from his employment with the Company effective at any time after September 6, 2000.

          (e) Termination Following Disability. In the event, Executive becomes mentally or physically impaired or disabled and is unable to perform his material duties and responsibilities hereunder for a period of at least ninety
(90) days in the aggregate during any one


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hundred twenty (120) consecutive day period, the Company may terminate this
Agreement by delivering a written termination notice to Executive. Notwithstanding the foregoing, Executive shall continue to receive his full salary and benefits under this Agreement for a period of twelve (12) months after the effective date of such termination.

          (f) Payments. Following any expiration or termination of this Agreement, and in addition to any amounts owed pursuant to Section 5 hereof, the Company shall pay to Executive all amounts earned by Executive hereunder prior to the date of such expiration or termination.

     5. Certain Termination Benefits. Notwithstanding anything else contained herein to the contrary, in the event (i) either the Company or Executive elects not to renew the term of this Agreement pursuant to Section 3 hereof, (ii) this Agreement is terminated by reason of Executive's death pursuant to Section 4(a),
(iii) the Company terminates this Agreement without cause pursuant to Section 4(c), (iv) Executive terminates this Agreement for Good Reason pursuant to
Section 4(d), or (v) the Company terminates this Agreement due to Executive's disability pursuant to Section 4(e), then, to the extent applicable:

          (a) Stock. On and as of the effective date of the expiration or termination of this Agreement, all of Executive's outstanding stock options and restricted stock grants under the Zale Corporation Omnibus Stock Incentive Plan shall immediately vest.

          (b) Supplemental Executive Retirement Plan. On and as of the effective date of the expiration or termination of this Agreement, all of Executive's benefits under the Zale Delaware, Inc. Supplemental Executive Retirement Plan ("SERP") shall immediately vest. In addition, Executive shall have a period of sixty (60) days after the effective date of such termination or expiration to require the Company (by delivering written notice thereof) to make a cash payment to Executive in an amount equal to the value of such benefits, in which case the Company shall make such payment within ninety (90) days after the effective date of such termination or expiration. In the event Executive fails to require the Company to make such cash payment in accordance with the preceding sentence, then Executive shall be entitled to receive such benefits as and when provided in the SERP.

          (c) Life Insurance. The Company shall continue to provide Executive with group and additional life insurance coverage until Executive's death pursuant to Section 2(g).

          (d) Medical Insurance. The Company shall continue to provide Executive and his family with group medical insurance coverage under the Company's Medical Plans (as the same may change from time to time) or other substantially similar health insurance, as well as all additional medical expenses incurred by Executive which are defined as reimbursable under such Medical Plans; provided, however, that the Company shall no longer be required to provide Executive or his spouse, respectively, with such coverage on the date that each qualifies for Medicare coverage.


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          (e)  Group Disability. The Company shall continue to provide Executive coverage under the Company's group disability plan at all times during the term of the Consulting Agreement contemplated by Section 5(i) hereof.

          (f) Office. Executive shall be entitled to retain the cellular telephone and the home office computer equipment provided to him by the Company; provided, however, that Executive shall be responsible for the payment of all of his cellular telephone bills, except for those expenses incurred for business purposes. In addition, at Executive's request, the Company shall provide Executive with an office at the Company's principal executive offices.

          (g) Automobile. During the forty-five (45) day period following the expiration or termination of this Agreement, Executive shall be entitled to purchase from the Company, at the Company's book value therefor, the automobile provided to him by the Company. In the event Executive does not elect to purchase the automobile within such forty-five (45) period, then Executive agrees to promptly return the automobile to the Company.

          (h) Relocation. In the event that Executive desires to relocate his home and family to an area outside of Dallas County, Texas, within the twelve
(12) month period following the expiration or termination of this Agreement, then Company shall reimburse Executive for all reasonable and appropriate moving and other expenses actually incurred by him in connection with such move, and approved by the Compensation Committee of the Board of Directors.

          (i) Consulting Agreement. In the event (i) either the Company or Executive elects not to renew this Agreement pursuant to Section 3 or (ii) Executive terminates this Agreement pursuant to Section 4(d)(iii), Executive and Company shall enter into, as of the effective date the expiration or termination of this Agreement, a Consulting Agreement in the form attached hereto as Exhibit A.

          (j) Offset. Any fringe benefits received by Executive in connection with any other employment that are reasonably comparable, but not necessarily as beneficial, to Executive as the fringe benefits then being provided by the Company pursuant to this Section 5, shall be deemed to be the equivalent of, and shall terminate the Company's responsibility to continue providing, the fringe benefits then being provided by the Company pursuant to this Section 5. The Company acknowledges that if Executive's employment with the Company is terminated, Executive shall have no duty to mitigate damages.

          (k) General Release. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors and affiliates, including, but not limited to, claims he might have relating to Executive's cessation of employment with the Company; provided, however, that there may properly be excluded from the scope of such general release the following:


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               (i)  claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

               (ii) claims that may be made by the Executive for payment of Base Salary, fringe benefits or stock options properly due to him; or

               (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive which are actually known to the Company as of the time of such termination.

     6.   Effect of Change in Control.

          (a) If within two years following a "Change of Control" (as hereinafter defined), Executive terminates his employment with the Company for Good Reason (as hereinafter defined) or the Company terminates Executive's employment for any reason other than Cause or disability, the Company shall pay to the Executive: (1) an amount equal to three (3) times the Executive's Base Salary as of the date of termination; (2) an amount equal to three (3) times the average annual cash bonus paid to Executive for the two fiscal years immediately preceding the date of termination; (3) all benefits under the Company's various benefit plans, including group healthcare, dental and life, for the period equal to thirty-six (36) months from the date of termination; and (4) a lump sum payment equal to the actuarial equivalent (determined by the Company in good faith with assistance of its accountants or actuaries), of the benefit which would have accrued under the SERP if (i) Executive remained a participant in the SERP for the three (3) year period commencing on the first day of the SERP's plan year ("Plan Year") in which the Executive's employment with the Company terminated ("Measurement Period"), (ii) during each Plan Year in the Measurement Period the Executive earned benefit points equal to the highest number of the benefit points earned by such Executive in a Plan Year during the three (3) year period ending on the last day of the Plan Year immediately preceding the Plan Year in which his employment with the Company terminated, and (iii) the Executive's final average pay during the Measurement Period is the greater of his monthly Base Salary on the date of (A) a Potential Change of Control, (B) the Change of Control or (C) the date of his termination of employment.

          (b) "Change of Control" shall mean the date as of which: (i) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in


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which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person ( as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company's outstanding common stock; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (c) "Good Reason" shall mean any of the following actions taken by the Company without the Executive's written consent after a Change of Control:

               (i) the assignment to the Executive by the Company of duties inconsistent with, or the reduction of the powers and functions associated with, the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change of Control or Potential Change of Control (as defined below), or an adverse change in Executive's titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of the Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment for Disability or Cause or as a result of Executive's death or by the Executive other than for Good Reason;

               (ii) A reduction by the Company in the Executive's base salary as in effect on the date of a Change of Control or Potential Change of Control, or as the same may be increased from time to time during the term of his Agreement, or the Company's failure to increase (within 12 months of Executive's last increase in base salary) the Executive's base salary after a Change of Control or Potential Change of Control, unless such failure is the result of (A) a hiring or salary freeze uniformly applied to all employees or (B) Executive's failure to meet preestablished and objective performance criteria;

               (iii) Company's principal executive offices shall be moved to a location outside Irving, Dallas County, Texas;

               (iv) Company shall require the Executive to be based anywhere other than at the Company's principal executive offices or the location where the Executive is based on the date of a Change of Control or Potential Change of Control, or if Executive agrees to such relocation, the Company fails to reimburse the Executive for moving and all other expenses incurred with such move;


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               (v)  The Company shall fail to continue in effect any
          Company-sponsored plan or benefit that is in effect on the date of a Change of Control or Potential Change of Control, and provides (A) incentive or bonus compensation, (B) fringe benefits such as vacation, medical benefits, life insurance and accident insurance, (C) reimbursement for reasonable expenses incurred by the Executive in connection with the performance of duties with the Company, and (D) pension benefits such as a Code Section 401(k) plan;

               (vi) Any material breach by the Company of any provision of this Agreement; and

               (vii) Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 6.

          (d) "Potential Change of Control" shall mean the date as of which (1) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (ii) proxies for the election of Directors of the Company are solicited by anyone other than the Company; (iii) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

          (e) In the event that (i) Executive would otherwise be entitled to the compensation and benefits described in Section 6(a) hereof ("Compensation Payments"), and (ii) the Company determines, based upon the advice of tax counsel selected by the Company's independent auditors and acceptable to Executive, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) ("Parachute Payments"), any of such Parachute Payments would be reportable by the Company as "excess parachute payments", such Compensation Payments shall be reduced to the extent necessary to cause Executive's Parachute Payments to equal 2.99 times the "base amount" as defined in Code Section 280G(b)(3) with respect to such Executive. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Executive than payment of the unreduced Parachute Payments after deduction of tax imposed on and payable by the Executive under Section 4999 of the Code ("Excise Tax"). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by the Company's independent auditors.

          (f) The parties hereto agree that the payments provided under Section 6(a) above, as the case may be, are reasonable compensation in light of Executive's services rendered


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to the Company and that neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (g) Unless the Company determines that any Parachute Payments made hereunder must be reported as "excess parachute payments" in accordance with
Section 6(e) above, neither party shall file any return taking the position that the payment of such benefits constitutes an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     7. Non-Competition. Executive agrees that during the term of this Agreement and for a period of eighteen (18) months from the date of the termination of Executive's employment with the Company pursuant to Sections 4(c), 4(d) and 6 herein or for any other reason that results in the Executive being entitled to the benefits described in Section 5, he will not, directly or indirectly, compete with the Company by providing to any company that is in a "Competing Business" services substantially similar to the services currently being provided by Executive. Competing Business shall be defined as any business that engages, in whole or in part, in the wholesale or retail sale of jewelry in the United States, and Executive's employment function or affiliation is directly or indirectly in such business of jewelry. Executive shall not be obligated to abide by the foregoing covenant if the Company defaults in the payment of any severance compensation or benefits.

     8. Nonsolicitation of Employees. For a period of two years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

     9. Nondisclosure of Trade Secrets. During the term of this Agreement, Executive will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates.


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Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

     10. Severability. The parties hereto intend all provisions of Sections 7, 8 and 9 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 7, 8 or 9 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

     11.  Arbitration - Exclusive Remedy.

          (a) The parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration. Arbitration shall be held in Dallas, Texas by three arbitrators, one to be appointed by the Company, a second to be appointed by Executive, and a third to be appointed by those two arbitrators. The third


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arbitrator shall act as chairman. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration and appointing that party's arbitrator.

          (b) If (i) the non-initiating party fails to appoint an arbitrator by written notice to the initiating party within ten days after the Arbitration Notice, or (ii) the two arbitrators appointed by the parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, then the American Arbitration Association, upon application of the initiating party, shall appoint an arbitrator to fill that position.

          (c) The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party) shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration, whether by settlement, award or judgment; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

     12.  Miscellaneous.

          (a) Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 11(a):

               If to the Company:       Zale Corporation
                                        901 West Walnut Hill Lane
                                        Irving, Texas  75038
                                        Attention:   Alan P. Shor, Executive
                                        Vice President

               If to Executive:         Robert J. DiNicola
                                        3800 Beverly Drive
                                        Dallas, Texas  75205

          Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).


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          (b)  Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

          (c) Modification. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

          (d) Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Irving, Dallas County, Texas. This Agreement is governed by, and construed in accordance with, the laws of the State of Delaware. If any action is brought to enforce or interpret this Agreement, venue for the action will be in Irving, Dallas County, Texas.

          (e) Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitutes one document.

          (f) Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses.

          (g) Estate. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate and as when otherwise payable.

          (h) Assignment. The Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

          (i) Binding Effect. This Agreement is binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

          (j) Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  "Company"

                                  ZALE CORPORATION


                                  By: /s/ ALAN P. SHOR
                                     ----------------------------------------
                                  Name:   Alan P. Shor
                                       --------------------------------------
                                  Title: Executive Vice President
                                        -------------------------------------

                                  By: /s/ RICHARD C. MARCUS
                                     ----------------------------------------
                                  Name:   Richard C. Marcus
                                       --------------------------------------
                                  Title: Chairman, Compensation Committee
                                        -------------------------------------


                                  "Executive"

                                  /s/ ROBERT J. DINICOLA
                                  ---------------------------------------------
                                  Robert J. DiNicola